Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

CARDINAL FINANCIAL CORPORATION (“Cardinal”) and Bernard H. Clineburg (“Clineburg”) hereby agree that the Employment Agreement by and between them effective November 1, 2010 is amended effective as of the date signed below by making the following change:

1.                                      Section 2.3(vi) is replaced with the following:

“              (vi)  Vacation.  Clineburg shall be entitled to receive five weeks of vacation leave each calendar year.  Any accumulated unused vacation leave in excess of 40 hours will be paid to Clineburg at the end of 2012.  Effective January 1, 2013, Clineburg shall be entitled to cumulate and carry over up to 40 hours of unused vacation days from year to year and any additional unused vacation leave will be forfeited.  Clineburg shall be entitled to the same personal and sick leave as the Company Board may from time to time designate for all full-time employees of the Company.”

Except as amended above, the terms of the Employment Agreement remain in effect.

The parties have signed this Amendment to Employment Agreement this 13th day of November, 2012.

CARDINAL FINANCIAL CORPORATION

/s/ Bernard H. Clineburg	By	/s/ William G. Buck
Bernard H. Clineburg		William G. Buck
Chairman, Compensation Committee
Board of Directors